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                                   Exhibit 4.7


                                     January 22, 1999

American International Petroleum Corporation
444 Madison Avenue
New York, NY 10022

Attn:    Mr. George Faris
         Chairman and Chief Executive Officer

         Re:      Amendment to Certain Terms of Prior Agreements

Dear Mr. Faris:

         HW Partners, L.P. ("HW Partners"), as the investment advisor to certain investment funds (collectively, the "Funds") which owns certain securities of American International Petroleum Corporation (the "Company"), and the Company hereby agree as follows:

     1. Reference. Reference is hereby made to that certain Securities Purchase Agreement dated as of April 21, 1998 by and among the Company and certain of the Funds (the "April Agreement"). Capitalized terms used herein and not otherwise defined shall have meanings ascribed thereto in the April Agreement.

     2. Financings. The definition of Financings is hereby amended, as of the date hereof, by deleting therefrom the exception for "other than Permitted Financings" at the end of such definition. The Company and the Funds hereby amend the mandatory prepayment provisions specified in Section 3.4 of the April Agreement upon the consummation of one or more Financings such that (i) the Company shall be authorized to retain 100% of the Net Cash Proceeds not to exceed an aggregate of $1.8 million attributable to all Financings consummated on or before May 31, 1999 (the "Initial Basket"), (ii) the aggregate Net Cash Proceeds in excess of the Initial Basket from all Financings consummated on or before May 31, 1999 shall be used as follows: a minimum 20% of such aggregate Net Cash Proceeds shall be used to repay the Convertible Notes at the applicable Formula Price and (iii) 100% of the aggregate Net Cash Proceeds from all Financings consummated after May 31, 1999 shall be used to repay the Convertible Notes at the applicable Formula Price.

     3. Equity Agreement Warrants. The 1,595,978 Closing Warrants issued to the Funds in connection with the execution of the Equity Agreement are hereby fully vested and shall remain issued and outstanding to the Funds.

     4. Exercise Price of Warrants. The Exercise price of all common stock purchase warrants previously issued to the Funds, including, without limitation,
(i) the common stock purchase warrants issued in connection with all financing transactions preceding the April Agreement, and (ii) the common stock purchase warrants issued in connection with the April Agreement and Equity Agreement, is hereby reset at two dollars ($2.00) per share (subject to the remaining provisions contained therein for adjustments based upon stock splits, reorganizations and related events).

     5. Registration Statement. The Company is in the process of filing with the Commission an additional Registration Statement covering shares of Common Stock issuable upon conversion of the Convertible Notes (or as interest thereon). Such Registration Statement shall be filed with the

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commission consistent with the terms of the Registration Rights Agreement;
provided, (i) the Company shall register thereunder a minimum of 8.5 million shares issuable upon conversion of (or interest under) the Convertible Notes, and (ii) the Registrable Securities to be included within such Registration Statement shall include all common stock purchase warrants previously issued by the Company to the Funds and not previously registered under effective registration statements, including, without limitation, the 1,595,978 Closing Warrants. Further, either in connection with such Registration Statement or as an amendment to any existing registration statements, the Company shall, to the extent required by applicable law, reflect the revised exercise price of all common stock purchase warrants as set forth herein. In addition, for purposes of this Registration Statement, the Required Effectiveness Date shall be April 30, 1999, and the failure of the Registration Statement to be declared by the Required Effectiveness Date shall result in the Company paying to the Funds the Default Fee specified in the April Agreement.

     6. Binding Agreement. Upon execution of this letter by the Company and HW Partners, this letter will represent the legally binding agreement of the Company and the Funds (by virtue of the signature of HW Partners on behalf of the Funds as their investment advisor). Except as modified herein, all terms of the April Agreement, and the remaining agreements between the Company and the Funds, shall remain unaltered and in full force and effect. The Company and the Funds shall, to the extent deemed necessary by the Funds, use reasonable good faith efforts in preparing a more definitive document specifying the terms set forth herein; provided, the failure of either party to execute any such more definitive agreement shall in no way alleviate the binding nature of this letter.

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American International Petroleum Corporation
January 22, 1999
Page 3

                                              Very truly yours,

                                              HW PARTNERS, L.P.,
                                              On behalf of the Funds

                                              By:      /s/HW FINANCE, L.L.C.,
                                                       Its general partner



ACKNOWLEDGED AND AGREED:

/s/AMERICAN INTERNATIONAL PETROLEUM CORPORATION